SUBSCRIPTION AGREEMENT

SENIOR SECURED NOTE

TO:       CARDERO RESOURCE CORP. (the “Corporation”)

The undersigned (the “Purchaser”) hereby irrevocably subscribes for and agrees to purchase, on and subject to the terms and conditions set forth herein, a Senior Secured Note of the Corporation in the aggregate principal amount of $• (the “Note”) for the aggregate purchase price of $•. Capitalized terms used herein shall have the meaning ascribed thereto in Exhibit “A” - Defined Terms or the Note, as applicable. All references to dollar amounts herein shall be to lawful currency of the United States of America unless otherwise stated.

IN WITNESS WHEREOF the Purchaser has duly executed this Subscription Agreement.

DATED this _____________ day of August, 2013.

Purchaser’s Name:	Purchaser’s Address:

By:
Name:
Authorized Signing Officer

SECTION 1 THE NOTE

The Note shall be in the form of Exhibit “B” - Form of Senior Secured Note attached hereto.

SECTION 2 WARRANTS

As additional consideration for the Purchaser entering into this Subscription Agreement and purchasing the Note, the Corporation shall on the Closing Date issue to the Purchaser • transferable share purchase warrants of the Corporation (the “Warrants”), subject to the acceptance for filing of the issuance of the Warrants by the TSX. Each Warrant will be exercisable into one Common Share (a “Warrant Share”) for a period of seven years from the date of issue at a price of Cdn$0.095 (the “Exercise Price”). The Warrants shall be subject to the hold periods under applicable Securities Laws.

The parties acknowledge that the TSX requires the disinterested shareholders of the Corporation to approve the exercise of the Warrants to the extent that such exercise will materially affect control of the Corporation (“Control Person Approval”). As a result, the Warrants will bear the legend set out in SECTION 6(e)(ii). At any time, the Purchaser may elect by providing written notice to the Corporation (“Control Person Approval Notice”) that Control Person Approval be sought, in which case the Corporation will use its best efforts to obtain Control Person Approval within 60 days from the date of the Control Person Approval Notice. Should the Corporation fail to obtain the Control Person Approval, the Purchaser will retain the Warrants.

The parties also acknowledge that the TSX and the NYSE MKT may require additional filings from the Purchaser and Mr. Robert Kopple before the TSX and the NYSE MKT will approve the Purchaser and any of its Associates or Affiliates holding, in the aggregate, Common Shares in excess of 10% of the Corporation’s outstanding capital, and the ability of the Purchaser to exercise Warrants which would result in such 10% level being exceeded will be subject to such approval from the TSX and NYSE MKT being obtained. As a result, the Warrants will bear the legend set out in SECTION 6(e)(iii).

SECTION 3 PAYMENT

Payment of the aggregate purchase price for the Note, in the amount of $•, must be delivered by the Purchaser to the Corporation on the Closing Date and shall be made by certified cheque, bank draft or wire transfer drawn on a Canadian chartered bank and payable to the Corporation or payable in such other manner as may be specified by the Corporation. It is acknowledged and agreed that the Corporation is responsible for all reasonable third party legal, due diligence and related out-of-pocket expenses incurred by the Purchaser, subject to receipt of supporting documentation, all of which together with any fees payable hereunder, shall be, at the Purchaser’s option, paid by the Corporation at Closing or deducted from such payment by the Purchaser at Closing.

SECTION 4 CLOSING

Delivery of the Note and Warrants and payment for the Note will be completed (the “Closing”) at the offices of Gowling Lafleur Henderson LLP counsel to the Purchaser at 9 a.m. (Vancouver time) (the “Closing Time”) or such other time or place as the Corporation and the Purchaser may agree, on the date hereof, or such earlier or later date as the Purchaser and the Corporation may agree in writing (the “Closing Date”).

At the Closing Time, the Corporation shall deliver to the Purchaser:

(a)        the Note registered in the name of the Purchaser;

(b)        certificates representing the Warrants registered in the name of the Purchaser;

(c)        the requisite documents and certificates as contemplated in SECTION 12 hereof and the Note, all in form and substance satisfactory to the Purchaser, acting reasonably; and

(d)        such further documentation as may be contemplated herein or as counsel to the Purchaser or any applicable regulatory authorities may reasonably require,

against delivery by the Purchaser to the Corporation of this Subscription Agreement duly executed and payment of the purchase price as set out in Section 1 above.

SECTION 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents, warrants and covenants to and with the Corporation that:

(a)        the Purchaser is acquiring the securities described herein for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distributing or reselling the same, provided, however, that by making the representation herein, the Purchaser does not agree to hold any of the securities for any minimum or other specific term and reserves the right to dispose of the securities at any time in accordance with or pursuant to a registration statement or an exemption under applicable Securities Laws, subject to compliance with the legends that shall be placed on the Note and the Warrants pursuant to SECTION 6(d) and 6(e). The Purchaser is an “Accredited Investor” as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act and as such term is defined in National Instrument 45-106 adopted by the Canadian Securities Administrators and has completed the Canadian Accredited Investor certificate and the U.S. Accredited Investor certificate in the forms required by the Corporation, in its sole discretion;

(b)        this Subscription Agreement has been duly authorized, executed and delivered by the Purchaser, and constitutes a legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

(c)        the Purchaser is resident in California, United States;

(d)        the Purchaser has all requisite legal capacity and authority to enter into this Subscription Agreement and to take all actions required pursuant to this Subscription Agreement; and

(e)        no finder, broker, agent, or other intermediary has acted for or on behalf of the Purchaser in connection with the negotiation or consummation of the transactions contemplated by this Subscription Agreement, and no fee will be payable by the Purchaser or the Corporation to any such Person in connection with such transactions.

SECTION 6 PURCHASER’S ACKNOWLEDGEMENTS

The Purchaser acknowledges and agrees, which acknowledgements and agreements shall survive Closing, that:

(a)        it has not been provided with a prospectus or with an offering memorandum as defined in the applicable Securities Laws or any similar document in connection with its purchase of the Note and the Warrants;

(b)        the Purchaser further acknowledges and expressly consents to:

(i)	the disclosure of any information about the Purchaser (“Personal Information”) by the Corporation to the TSX and NYSE MKT and other applicable regulatory authorities, as required, and

(ii)	the collection, use and disclosure of Personal Information by the TSX and NYSE MKT for such purposes as may be identified by the TSX and NYSE MKT, from time to time;

(c)        no representation has been made respecting the value or trading price of the Note, Warrants or Warrant Shares;

(d)        certificates representing the Note, Warrants and Warrant Shares shall bear the following legends:

THE SECURITIES REPRESENTED HEREBY [AND FOR WARRANTS, ADD: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF CARDERO RESOURCE CORP. (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT; (B) TO THE COMPANY, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS OR (D) WITHIN THE UNITED STATES (1) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (2) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS PROVIDED THE COMPANY, PRIOR TO SUCH OFFER, SALE OR TRANSFER WITH AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH SECURITIES ARE REGISTERED UNDER THE 1933 ACT OR MAY BE SO OFFERED, SOLD OR TRANSFERRED WITHOUT REGISTRATION UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER n, 2013 [the date that is four months and one date from the date of issue to be inserted].

(e)        the certificate representing the Warrants shall also bear the following legend[s]:

(i)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”), HOWEVER THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY, ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTION ON TSX;

(ii)

THE HOLDER OF THIS SECURITY SHALL NOT BE ENTITLED TO EXERCISE ANY WARRANTS REPRESENTED HEREBY AT ANY TIME WHERE, FOLLOWING SUCH EXERCISE, SUCH HOLDER AND ITS ASSOCIATES AND AFFILIATES WOULD HOLD MORE THAN 19.9% OF THE THEN ISSUED AND OUTSTANDING COMMON SHARES OF CARDERO RESOURCE CORP. (THE “CORPORATION”) UNLESS PRIOR APPROVAL OF THE TSX OR THE CORPORATION'S SHAREHOLDERS IS OBTAINED IN ACCORDANCE WITH THE POLICIES OF THE TSX;

(iii)

THE HOLDER OF THIS SECURITY SHALL NOT BE ENTITLED TO EXERCISE ANY WARRANTS REPRESENTED HEREBY AT ANY TIME WHERE, FOLLOWING SUCH EXERCISE, SUCH HOLDER AND ITS ASSOCIATES AND AFFILIATES WOULD HOLD 10% OR MORE OF THE THEN ISSUED AND OUTSTANDING COMMON SHARES OF THE CORPORATION UNLESS PRIOR APPROVAL OF THE TSX IS OBTAINED IN ACCORDANCE WITH THE POLICIES OF THE TSX;

(iv)

THESE WARRANTS AND THE SECURITIES DELIVERABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE WARRANTS MAY NOT BE EXERCISED BY OR ON BEHALF OF A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS THESE WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS ARE AVAILABLE. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT; and

(v)

THE HOLDER OF THIS SECURITY SHALL NOT BE ENTITLED TO EXERCISE ANY WARRANTS REPRESENTED HEREBY UNTIL THE SECURITIES DELIVERABLE UPON EXERCISE HAVE BEEN APPROVED FOR LISTING BY THE NYSE MKT, OR SUCH APPROVAL IS NO LONGER NECESSARY.

(f)        the Purchaser understands that the Warrants may not be exercised by, or for the account or benefit of, a U.S. Person (as defined in Regulation S under the Securities Act) or a person in the United States unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available to the holder and the holder has furnished an opinion of counsel of recognized standing in form and substance reasonable satisfactory to the Corporation to such effect or, at the Corporation’s option, other evidence of exemption satisfactory to the Corporation; provided, however, that the Purchaser will not be required to deliver an opinion of counsel in connection with its exercise of the Warrants for its own account at a time when it is an Accredited Investor (as defined in Rule 501 of Regulation D under the Securities Act) and has provided the Corporation with a representation to such effect;

(g)        the Purchaser understands that the Note and the Warrants are being, and the Warrant Shares will be, offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and from the prospectus and registration requirements of Canadian securities laws and that the Corporation is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the securities, and a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by Securities Laws, including statutory rights of rescission or damages, will not be available to the Purchaser;

(h)        no securities commission or similar regulatory authority has reviewed or passed on the merits of the Note, the Warrants or the Warrant Shares, there is no government or other insurance covering the Note, the Warrants and the Warrant Shares and there are risks associated with the purchase of the Note and an investment in the Warrants; the Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note and the Warrants, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Note and the Warrants and, at the present time, is able to afford a complete loss of such investment;

(i)        the Purchaser understands that the Warrant Shares have not yet been approved for listing by the NYSE MKT and that Warrants may not be exercised until such approval is obtained or no longer necessary;

(j)        the Purchaser is not purchasing the Note or the Warrants as a result of any advertisement, article, notice or other communication regarding the securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement;

(k)        the Purchaser:

(i)

has been advised to consult the Purchaser’s own legal advisors with respect to trading in the Note, the Warrants and Warrant Shares and with respect to resale restrictions imposed by applicable Securities Laws in the jurisdiction in which the Purchaser resides;

(ii)	is solely responsible for determining and complying with applicable resale restrictions before selling the Note, Warrants or Warrant Shares; and

(iii)	is aware that the Purchaser may not be able to resell the Note and the Warrants except in accordance with limited exemptions under applicable Securities Laws.

SECTION 7 RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

The Purchaser acknowledges that its representations, warranties and covenants contained in this Subscription Agreement are made with the intent that they may be relied upon by the Corporation (a) to, among other things, determine the Purchaser’s eligibility to purchase the Note under this Subscription Agreement and issue the Purchaser the Warrants, and (b) in issuing the Note and Warrants contemplated hereunder.

SECTION 8 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND GUARANTOR

Subject to SECTION 9, each of the Corporation and the Guarantor jointly and severally represents, warrants and covenants to and with the Purchaser that:

(a)        each of the Cardero Parties has been duly incorporated and organized under the Laws of its jurisdiction of incorporation and is validly existing and is current and up-to-date with all filings required to be made under the Laws of its jurisdiction of incorporation and has all requisite corporate power to carry on its business as now conducted and as presently proposed to be conducted and to own, lease or operate its properties, business and assets, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(b)        each of the Cardero Parties has full power and authority to enter into each of the Transaction Documents and to do all acts and things and execute and deliver all documents as are required hereunder or thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof;

(c)        each of the Cardero Parties has taken all corporate steps necessary to duly authorize all matters in connection with this Subscription Agreement, including, without limitation, (i) the execution and delivery of the Transaction Documents and such other agreements and instruments as contemplated herein; (ii) the allotment and issuance of the Warrants; and (iii) the allotment and reservation for issuance of the Warrant Shares and, when entered into, the Transaction Documents will create valid and legally binding obligations of the Cardero Parties enforceable against the Cardero Parties in accordance with their respective terms;

(d)        the Guarantor is a wholly-owned Subsidiary of the Corporation and other than as disclosed in the Disclosure Record, the Corporation has no other material Subsidiaries or Investments;

(e)        none of the Cardero Parties has committed any act of bankruptcy or is insolvent, or proposed a compromise or arrangement to its creditors generally, had a petition or receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have a receiver appointed for any of its property or had any execution or distress become enforceable or become levied upon any of its property;

(f)        each of the Cardero Parties is licensed, registered or qualified in the Province of British Columbia, and carrying on the business thereof related to the Project in material compliance with all applicable Laws, rules and regulations of the Province of British Columbia;

(g)        other than as disclosed in the Disclosure Record in writing, there is no location at which the Corporation or the Guarantor operates or has any tangible assets (except for inventory in transit) including, without limitation, any inventory, equipment or real property held, managed or stored by third parties on their behalf, sold on credit or in the possession of third parties. Schedule 1 to the general security agreement of the Corporation in favour of, among others, the Purchaser represents a true, correct and complete list, as of the date hereof, of each place of business of the Corporation and the Guarantor, as the case may be, each collateral location and the chief executive office and principal place of business of the Corporation and the Guarantor;

(h)        the Corporation is authorized to issue an unlimited number of Common Shares, of which 113,436,270 Common Shares were issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation on the date hereof;

(i)        excepting only as set out in the Disclosure Record with respect to the Corporation's securities, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement, for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of any of the Cardero Parties;

(j)        none of the Cardero Parties has made any loans to or guaranteed the obligations of any Person excepting only (i) the Senior Secured Notes, (ii) the Guarantee, (iii) the Luxor Notes, (iv) the Luxor Guarantee and (iii) loans between the Guarantor, the Corporation and other Subsidiaries;

(k)        none of the Cardero Parties has incurred any Debt, except pursuant to the Luxor Notes, the Luxor Guarantee, the BMO Mastercard, the BMO Security and the John Deere Lease.

(l)        the Corporation is a reporting issuer or the equivalent only in the Reporting Jurisdictions and is in compliance with its obligations under the applicable Securities Laws of such jurisdictions, and of the applicable rules and policies of the TSX, in all material respects and is not included in any list of defaulting reporting issuers maintained by the securities commission of such jurisdictions;

(m)        the outstanding Common Shares of the Corporation are listed and posted for trading on the TSX;

(n)        after giving effect to the issuance of the Senior Secured Notes and the Guarantee, the realizable value of the Corporation’s and the Guarantor’s assets on a consolidated basis, and the Guarantor’s assets on an individual basis, is greater than the sum of its liabilities (actual and contingent), and each of them are able to meet its liabilities as they generally become due. None of the Corporation or the Guarantor, any creditor of any of them or any other Person has instituted any proceeding or taken any corporate action or executed any agreement in connection with the commencement of any proceeding:

(i)	seeking to adjudicate the Corporation or the Guarantor a bankrupt or insolvent;

(ii)

seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of the Corporation, the Guarantor or any material part of their property or debt, or making a proposal under any Law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar Laws; or

(iii)

seeking appointment of a receiver, receiver and manager, trustee, agent, custodian, monitor, or liquidator or other similar official for the Corporation, the Guarantor or for any material part of their properties and assets;

(o)        the Corporation has the power and authority to create, issue and deliver the Note and the Warrants;

(p)        upon the issuance thereof, the Warrants will be validly created and issued;

(q)        the Warrant Shares have been duly and validly allotted and reserved for issuance upon the exercise of the Warrants, and the Warrant Shares will, when issued upon due exercise of the Warrants in accordance with the terms set forth in the Warrant Certificate, be validly issued as fully paid and non assessable Common Shares;

(r)        the issuance of the Note and Warrants is exempt from the prospectus requirements of applicable Securities Laws and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained by the Corporation under the applicable Securities Law in Canada in connection with the first trade of the Warrants and Warrant Shares provided that: the Corporation is and has been a “reporting issuer” (as defined under the applicable Securities Law) in a jurisdiction of Canada for the four months immediately preceding the first trade; at the time of such trade, at least four months have elapsed from the “distribution date” (as such term is defined in National Instrument 45-102 Resale of Securities (“NI 45-102”); the certificates representing the Warrants, and if issued within four months from the distribution date, the certificates representing the Warrant Shares, carry a legend, or an ownership statement issued under a direct registration system or other electronic book-entry system acceptable to the regulator bears a legend restriction notation, as prescribed by section 2.5(2)3(i) of NI 45-102; such trade is not a “control distribution” as defined in NI 45-102; no unusual effort is made to prepare the market or create a demand for the securities that are the subject of the trade; no extraordinary commission or other consideration is paid to a person or company in respect of the trade; and, if the Purchaser is an insider (as defined under applicable Securities Law) of the Corporation, the Purchaser has no reasonable grounds to believe that the Corporation is in default of “securities legislation” (as defined in National Instrument 14-101 Definitions));

(s)        none of the execution and delivery of the Transaction Documents, the compliance by the Cardero Parties with the provisions of the Transaction Documents or the consummation of the transactions contemplated herein and the issue of the Note or the Warrants to the Purchaser, for the consideration and upon the terms and conditions set forth herein, does or will: (i) require the consent, approval, Authorization, order or agreement of, or registration or qualification with, any Governmental Authority, or any other, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, (B) acceptances for filing/approvals of the Exchanges, and (C) Control Person Approval; (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the any of the Cardero Parties is a party or by which it or any of the properties or assets thereof is bound; or (iii) conflict with or result in any breach or violation of any provisions of, or constitute a default under the articles or by-laws of any of Cardero Parties or any resolution passed by the directors (or any committee thereof) or shareholders of any of the Cardero Parties, or any statute or any judgment, decree, order, rule, policy or regulation of any court, Governmental Authority, any arbitrator, stock exchange or securities regulatory authority applicable to any of the Cardero Parties or any of the properties or assets thereof;

(t)        there is no material change, as defined in applicable Securities Law, relating to any of the Cardero Parties, or change in any material fact, as defined in applicable Securities Law, relating to the Common Shares, which has not been or will not be fully disclosed in accordance with the requirements of Applicable Securities Legislation and the policies of the Exchanges. The Disclosure Record does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (collectively a “Misrepresentation”), it being acknowledged that if there is any inconsistency between two or more documents comprising the Disclosure Record regard shall be had to the last filed document. The documents that comprise the Disclosure Record, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of applicable Securities Laws or were amended to correct deficiencies identified by securities commissions or similar securities regulatory authorities;

(u)        the Corporation is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(v)        the Corporation is a “foreign private issuer” (as such term is defined in Rule 3b-4) under the Exchange Act.

(w)        except with respect to the NYSE MKT, no order or ruling suspending the sale or ceasing the trading in any securities (including the Common Shares) of any of the Cardero Parties or prohibiting the sale of such securities has been issued by any securities regulatory authority and no such order or ruling is outstanding against any of the Cardero Parties or their directors, officers or promoters or against any other companies that have common directors, officers or promoters and no investigations or proceedings for such purposes have been threatened or, to the best of the Cardero Parties’ knowledge, are pending or contemplated;

(x)        the Corporation has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by the Corporation under Securities Laws is recorded, processed, summarized and reported within the time periods specified in such Securities Laws. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Corporation in the Disclosure Record is accumulated and communicated to the management of the Corporation, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure;

(y)        the Peace River Lands are registered in the name of P. Burns Peace River Resources Corporation, and the Peace River Partnership has warranted in the Peace River Coal Lease that the Peace River Partnership is the beneficial owner of a 100% interest in the Peace River Lands and that title to the Peace River Lands is free and clear of all Encumbrances (as defined in the Peace River Coal Lease) and the Corporation has no reason to believe that such warranties are not true and correct;

(z)        all agreements by which the Cardero Parties hold an interest in properties, business or assets are in good standing according to their terms and such properties, business or assets by which the Cardero Parties hold an interest are in good standing under all Applicable Law of the jurisdictions in which they are situated;

(aa)      the Cardero Parties have not approved, and are not contemplating, entering into any agreement in respect of, or have any knowledge of: (i) the purchase of any property or interest therein for an amount greater than $100,000 (other than the purchase of real property to be used by the Guarantor to construct office premises to be used in relation to the Project, for and at a purchase price not to exceed $500,000), or the sale, transfer or other disposition of any properties, business or assets or interest therein having a value in excess of $100,000 currently owned, directly or indirectly, by the Cardero Parties whether by asset sale, transfer of shares or otherwise; or (ii) any Change of Control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Cardero Parties) of any of the Cardero Parties;

(bb)      the Corporation has complied with, and will continue to comply with, all obligations under applicable Securities Law;

(cc)      the consolidated financial statements of the Corporation contained in the Disclosure Record, filed with any securities commission, have all been prepared in accordance with Canadian generally accepted accounting principles and, subsequent to the last interim period of the Corporation's 2011 fiscal year, IFRS, and present fully, fairly and correctly in all material respects, the financial condition of the Cardero Parties as at the dates thereof and the results of the operations and the changes in the financial position of the Cardero Parties for the periods then ended, and reflect accurately and adequately the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Cardero Parties as at the dates thereof, and no adverse material changes in the financial position of the Cardero Parties has taken place since the dates thereof;

(dd)      the Cardero Parties have no liabilities, fixed or contingent, that are not reflected in the most recently published financial statements (or notes thereto) of the Guarantor contained in the Disclosure Record or otherwise disclosed in writing to the Purchaser;

(ee)      all taxes, duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all material liabilities with respect thereto including any penalty and interest payable with respect thereto due and payable by the Cardero Parties have been paid. All tax returns, declarations, remittances and filings required to be filed by the Cardero Parties have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. No examination of any tax return of the Cardero Parties is currently in progress (to the knowledge of the Corporation) and there are no issues or disputes outstanding with any Governmental Authority respecting any taxes that have been paid, or may be payable, by the Cardero Parties;

(ff)       to the best of the Corporation’s knowledge, none of the Cardero Parties is materially in violation of any Applicable Law relating to Hazardous Materials or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, or any other Environmental Law; (ii) the Cardero Parties have timely filed renewals for, all permits, licenses, Authorizations and approvals required under any applicable Environmental Laws and the Cardero Parties are in compliance with such permits, Authorizations and approvals; (iii) there are no pending or, to the best of the Corporation’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against the Cardero Parties; and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for investigation, clean-up, monitoring, natural resource damages, or remediation, or other mandatory or prohibitory obligation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Cardero Parties relating to any Environmental Laws;

(gg)      none of the directors, officers or employees of the Cardero Parties or any Associate or Affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction with the Cardero Parties which, as the case may be, materially affects, is material to or will materially affect any of the Cardero Parties;

(hh)      the assets of each of the Cardero Parties and its business and operations are insured against loss or damage with insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in comparable jurisdictions, such coverage is in full force and effect, and the Cardero Parties have not failed to promptly give any notice of any material claim thereunder. There are no claims by the Cardero Parties under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause;

(ii)       none of the Cardero Parties is in violation of any term of its Constating Documents. Other than the Carbon Mountain Claim and as alleged in such claim, none of the Cardero Parties is in violation of any term or provision of any agreement, indenture or other instrument applicable to it which could reasonably be expected to result in any Material Adverse Effect and none of the Cardero Parties is in default in the payment of any obligation owed by it which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the best of the Corporation’s knowledge, threatened which, either in any single case or in the aggregate, could reasonably be expected to result in any Material Adverse Effect or in any material liability on the part of any of the Cardero Parties or which places, or could reasonably be expected to place in question the validity or enforceability of this Subscription Agreement, any other Transaction Document or any document or instrument delivered, or to be delivered, by any of the Cardero Parties pursuant hereto;

(jj)       all of the agreements and other documents and instruments pursuant to which the Cardero Parties hold any interest in the Project are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with their terms and none of the Cardero Parties, nor any other party thereto, is in default nor has default been alleged of any of the provisions of any such agreements, documents or instruments;

(kk)      except as alleged in the Carbon Mountain Claim, none of the Cardero Parties is in default of any term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which any of the Cardero Parties is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder;

(ll)       except for the Carbon Mountain Claim, there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the best of the Corporation’s knowledge, threatened against or adversely affecting any Cardero Party or to which any of their property or assets is subject, at Law or equity, or before or by any court, federal, provincial, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign and no Cardero Party is subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(mm)      with respect to the Project:

(i)	the Guarantor is the legal owner, and the Carbon Creek Partnership and the Guarantor are, through the Carbon Creek Joint Venture Agreement, the beneficial owners, of the Peace River Coal Lease, and

(ii)	the Guarantor is the legal owner, and the Carbon Creek Partnership and the Guarantor are, through the Carbon Creek Joint Venture Agreement, the beneficial owners, of the Coal Licenses;

in each case free and clear of any title defect or Security Interests other than Permitted Encumbrances, with estimated proven and probable coal reserves and/or estimated coal resources as set forth in, and subject to the terms of, the Prefeasibility Study. Carbon Creek Partnership and the Guarantor, directly or through the Carbon Creek Joint Venture Agreement, holds all coal rights required to continue the business and operations of the Project as contemplated in the Prefeasibility Study and, other than the issuance of leases under the Coal Act (British Columbia) in respect of the Coal Licenses, no other rights to coal are necessary for the operation of the Project as contemplated in the Prefeasibility Study. There is no claim or the basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such coal rights and no Cardero Party has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any Person with respect to such coal rights, except for:

(iii)	payments to Carbon Creek Partnership as provided in the Carbon Creek Joint Venture Agreement,

(iv)	payments to Peace River Partnership as provided in the Peace River Coal Lease, and

(v)	payments to Governmental Authorities as required by the Coal Licenses, pursuant to the Mineral Tax Act (British Columbia) or otherwise as required by Applicable Laws;

(nn)      with respect to the Project:

(i)

pursuant to the Peace River Coal Lease, the Guarantor has the right to enter upon the Peace River Lands and use and occupy so much thereof as may be necessary for the purposes permitted under the Peace River Coal Lease,

(ii)	the Guarantor is the legal owner, and the Carbon Creek Partnership and the Guarantor are, through the Carbon Creek Joint Venture Agreement, the beneficial owners, of the Coal Licenses, and

(iii)

the Guarantor has in accordance with applicable laws the right to enter, occupy and use the surface area of the Coal Licenses for the purpose of exploring for and developing coal on the lands subject to the Coal Licenses, and the Guarantor has all necessary access rights and other necessary rights and interests relating to the Project granting it the right and ability to:

(iv)	explore for, develop and mine coal on the lands subject to the Peace River Coal Lease;

(v)	explore for and develop coal on the lands subject to the Coal Licenses,

and each of such rights, and each of the documents, agreements and instruments and obligations relating thereto referred to above, is currently in good standing;

(oo)      any and all of the agreements and other documents and instruments pursuant to which any Cardero Party holds the property and assets comprising the Project (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law. No Cardero Party, or, to the knowledge of the Cardero Party’s, any party to such agreements, documents or instruments, is in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets comprising the Project are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases and licenses pursuant to which any Cardero Party derives the interests thereof in the property and assets comprising the Project are in good standing and there has been no default under any such lease or licence and all taxes required to be paid with respect to such properties and assets comprising the Project to the date hereof have been paid, except where such taxes are being disputed in good faith. No part of the Project is subject to any right of first refusal, or purchase or acquisition right other than as expressly set out in the Carbon Creek Joint Venture Agreement in favour of the parties thereto;

(pp)      the information, including the mineral reserve and resource information, set forth in the Prefeasibility Study has been disclosed in accordance with NI 43-101, and the method of estimating the mineral reserves and resources has been verified by the authors thereof to current industry standards and the information upon which the estimates of reserves and resources were based, was, at the time of delivery thereof, complete and accurate in all material respects and there have been no material changes to such information since the date of delivery or preparation thereof;

(qq)      each Cardero Party owns or has the right to use under license, sub-license or otherwise all intellectual property used by it in its business, including copyrights, industrial designs, trade marks, trade secrets, know how and proprietary rights, free and clear of any and all encumbrances;

(rr)      the operations of each Cardero Party are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Authority, agency or body or any arbitrator involving any Cardero Party with respect to the Money Laundering Laws is pending, or to the best of the Corporation’s knowledge, threatened;

(ss)      the Corporation and the Guarantor have not, and to the best of the knowledge of the Corporation or the Guarantor, no director, officer, agent, employee or other person acting on behalf of the Corporation or the Guarantor has, taken any action, directly or indirectly, that would result in a violation by such persons of the anti-corruption legislation of Canada, the United States of America or any other jurisdiction, or the rules and regulations thereunder, and all related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency thereof, including, without limitation, (i) making an offer, payment or promise to pay or (ii) authorizing the payment of any money, other property, gift, promise to give, or the giving of anything of value to any official, employee or agent of any governmental agency, authority or instrumentality in Canada, the United States of America or any other jurisdiction where either the payment, gift or promise or the purpose of such contribution, payment, gift or promise was, is or would be prohibited under applicable Law, rule or regulation of Canada, the United States of America or any other relevant jurisdiction or to any political party or official thereof or any candidate for political office, where either the payment, gift or promise or the purpose of such contribution, payment, gift or promise was, is or would be prohibited under applicable Law, rule or regulation of Canada, the United States of America or any other relevant jurisdiction;

(tt)      the Corporation used the aggregate principal amount of the Luxor Notes only toward the uses set forth in section 7.1(a) of the Luxor Notes; and

(uu)      the representations and warranties made by the Corporation in this Subscription Agreement, and in any document, written information, financial statement, certificate, schedule or exhibit prepared and furnished by the Corporation or the representatives of the Corporation pursuant hereto or in connection with the transactions contemplated hereby (the “Transaction Disclosure Documents”) do not contain and will not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished, it being acknowledged that if there is any inconsistency between two or more documents comprising the Transaction Disclosure Documents regard shall be had to the last delivered document. The Corporation has not withheld from or failed to disclose to the Purchaser any material information relating to the financial condition, property, assets, business or prospects of the Corporation or any of the Subsidiaries.

SECTION 9 QUALIFIACTION

The representation and warranties contained in SECTION 8 to are qualified to the extent required by:

(a)	the Luxor Demand, of which the Purchaser acknowledges it is fully aware;

(b)

any violation of the terms of the Luxor Notes and Luxor Subscription Agreements caused by the execution and delivery by the Corporation or the Guarantor of any of the Subscription Agreement, the Senior Secured Notes, the Guarantee and the Security Documents or the completion of transactions or the execution and delivery of any other documents contemplated thereunder, of which the Purchaser acknowledges it is fully aware;

(c)

any litigation threatened or allegations or claims made by Luxor in its press release dated August 6, 2013 of which the Purchaser acknowledges it is fully aware, or any allegations, claims or litigation that may result from the execution and delivery by the Corporation or the Guarantor of any of the Subscription Agreement, the Senior Secured Notes, the Guarantee and the Security Documents or the completion of transactions or the execution and delivery of any other documents contemplated thereunder; and

(d)	any information disclosed by the Lender to the Purchaser prior to the date hereof.

SECTION 10 COVENANTS OF THE CORPORATION

For so long as the Note remains outstanding, the Corporation hereby covenants to and in favour of and with the Purchaser that it will:

(a)        fulfill all legal requirements to permit the creation, issuance, offering and sale of the Note and the issuance of the Warrants as contemplated in this Subscription Agreement including, without limitation, compliance with applicable Securities Laws to enable the Note to be sold to the Purchaser and the Warrants issued to the Purchaser without the necessity of filing a prospectus, subject to the Purchaser being an accredited investor under applicable Securities Laws;

(b)        the Corporation will use its best efforts to obtain Control Person Approval within 60 days from date of the Control Person Approval Notice to enable the Warrants to be fully exercisable by the Purchaser and to enable the issuance of all of the Warrant Shares to the Purchaser upon due exercise of the Warrants in accordance with the terms set forth in the Warrant Certificate;

(c)        the Corporation will use its best efforts to obtain approval for listing by the NYSE MKT of any securities deliverable upon exercise of the Warrants within 30 days from the Closing Date;

(d)        not incur or permit the incurring of Debt equal or superior to the Purchaser’s priority, whether direct or contingent, other than the Senior Secured Notes and the Permitted Debt, without the advance written consent of the holder of the Note or as provided for repayment in full of the Senior Secured Notes, plus interest, in full;

(e)        not grant or permit the existence of any security for Debt of the Corporation other than the Permitted Encumbrances, without the advance written consent of and on such terms as are satisfactory to the holders of the Senior Secured Notes;

(f)        not alter its outstanding share capital by way of share split, consolidation or reorganization, without the advance written consent of the holder of the Note;

(g)        only use the net proceeds from the sale of the Note for the purposes set out therein, and such other amount to be determined by the Corporation and the Purchaser in writing from time to time;

(h)        forthwith after Closing, file such documents as may be required under applicable Securities Laws relating to the private placement of the Note and the issuance of the Warrants which, without limiting the generality of the foregoing, shall include Form 45-106F6 as prescribed by National Instrument 45-106 – Prospectus and Registration Exemptions (or any replacement forms and legislation thereof) together with any required fees;

(i)        other than required by applicable Securities Laws, not provide this form of agreement or the instruments contemplated hereby (including, without limitation, the certificates for the Note and/or Warrants) to any regulatory authority;

(j)        so long as the Purchaser is the registered and beneficial holder of the Note and the Warrants, the Corporation shall:

(i)

preserve and maintain and cause its Subsidiaries to preserve and maintain their corporate existence and good standing in the jurisdiction of their incorporation and the rights, privileges and franchises of the Corporation and its Subsidiaries (except, in each case, in the event of a merger or consolidation in which the Corporation or any of its Subsidiaries, as applicable, is not the surviving entity) in each case where failure to so preserve or maintain could have an Material Adverse Effect;

(ii)	comply in a timely manner with all its obligations under applicable Securities Laws; and

(iii)

use its reasonable commercial efforts to maintain the listing and posting for trading of its Common Shares on the TSX or another North American stock exchange acceptable to the Purchaser, acting reasonably;

(k)        the Corporation shall use its reasonable commercial efforts and shall cause its Subsidiaries to use their reasonable commercial efforts, to maintain at all times all material licenses or permits necessary to the conduct of their respective businesses and as required by any Governmental Agency or instrumentality thereof;

(l)        as soon as reasonably practicable following the date hereof, the Corporation shall use its reasonable commercial efforts to obtain statements in writing from each the TSX and NYSE MKT approving the issuance of the Warrants or Warrant Shares, as applicable;

(m)        neither the Corporation nor the Purchaser shall make any press release or other publicity about the terms of this Agreement or the transactions contemplated hereby without the prior approval of the other unless otherwise required by applicable Securities Laws or other Laws. Each Party shall provide the other Party with a reasonable period of time to review and comment on all such press releases or public statements prior to release thereof. The Parties agree to issue jointly or concurrently with the other Parties a press release with respect to this Agreement as soon as practicable, in a form acceptable to each Party. Each of the Parties agrees not to make any public statement that is inconsistent with such press release (other than to the extent superseded by a subsequent press release or public filing). The foregoing obligation is subject to applicable Law;

(n)        subject to any required approvals of the Exchanges, the Corporation shall appoint Robert Kopple to its board of directors (the “Board”) in accordance with section 14.8 of the Articles of the Company at such time as Mr. Kopple determines and will at that time invite Mr. Kopple to act as chairman of the Board; and

(o)        fulfill and comply with all of the covenants expressed in the Note or the other Transaction Documents.

SECTION 11 RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS OF CORPORATION

The Corporation acknowledges that its representations and warranties and covenants contained in this Subscription Agreement are made with the intent that they may be relied upon by the Purchaser in purchasing the Note and Warrants hereunder.

SECTION 12 DELIVERIES

(a)        Concurrently herewith, and as a condition of Closing in favour of the Purchaser, the Corporation shall deliver the following documents to the Purchaser:

(i)

certificates dated the Closing Date, signed by appropriate officers of the Corporation and the Guarantor, addressed to the Purchaser and its counsel, with respect to their Constating Documents, all resolutions of their directors and other corporate action relating to this Subscription Agreement and the Transaction Documents and to the creation, allotment, issuance of the Note and Warrants, the reservation and allotment of the Warrant Shares and with respect to such other matters as the Purchaser may reasonably request;

(ii)	the Transaction Documents;

(iii)	the receipt by the Corporation of all approvals and consents reasonably required by the Purchaser, in form and substance reasonably satisfactory to the Purchaser; and

(iv)	such other documents (including, without limitation, the documents referred to in SECTION 4 above) as the Purchaser may reasonably request.

(b)        Within two business days following the Closing Date, the Corporation shall deliver a favourable legal opinions, in form and substance satisfactory to the Purchaser, acting reasonably, dated the Closing Date, from counsel to the Corporation and the Guarantor in all applicable jurisdictions, addressing, among other things (without limitation):

(i)

the due authorization of the Transaction Documents, the Warrants being duly and validly created and issued, the Warrant Shares, when issued, being validly issued as fully paid and non-assessable Common Shares, the prospectus-exempt nature of the issuance of the Note and Warrants and the first trade of the Warrants and Warrant Shares, subject to customary qualifications, assumptions and reliances and the authenticity of all signatures of all individuals; and

(ii)	title to the interest of P. Burns Peace River Resources Corporation in any coal in or under the Peace River Lands and the Peace River Coal Lease.

SECTION 13 COSTS

All reasonable fees and disbursements of counsel for the Corporation and all reasonable fees and disbursements (plus all applicable taxes) of counsel for the Purchaser relating to the documents and transactions contemplated herein shall be borne and paid by the Corporation as contemplated by SECTION 3.

SECTION 14 KNOWLEDGE

Where any representation or warranty contained in this Subscription Agreement is expressly qualified by reference to the knowledge of a Person, it shall be deemed to refer to the knowledge after due and diligent enquiry of such Persons (including appropriate officers) as it reasonably considers necessary or prudent to make such representations and warranties. All provisions contained herein which are qualified by or require any Person to make a determination or assessment of any event or circumstance or other matter to its knowledge shall be deemed to require such Person to make all due inquiries and investigations as may be necessary or prudent in the circumstances before making any such determination or assessment.

SECTION 15 GOVERNING LAW

This Subscription Agreement is exclusively (without regard the any rules or principles relating to conflicts of Laws) governed by and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each of the parties hereto hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

SECTION 16 ASSIGNMENT

This Subscription Agreement is not transferable or assignable by Corporation and may only be assigned by the Purchaser to any assignee of the Note in accordance with the terms thereof.

SECTION 17 FACSIMILE SUBSCRIPTION, COUNTERPARTS

The Corporation shall be entitled to rely on delivery by facsimile of an executed copy of this Subscription Agreement and acceptance by the Corporation of that delivery shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms of this Subscription Agreement. This Subscription Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

SECTION 18 INDEMNIFICATION, TERMINATION AND DAMAGES

(a)         Survival of Representations, Warranties and Covenants. The representations and warranties and covenants of the Corporation and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall continue in full force and effect for a period of two years from the date on which the Note ceases to be outstanding and all Obligations have been indefeasibly repaid and performed in full; provided, however that:

(i)

the representations and warranties of the Corporation contained in SECTION 8(a), SECTION 8(b), SECTION 8(c), SECTION 8(d), SECTION 8(e), SECTION 8(n), SECTION 8(q), SECTION 8(mm), SECTION 8(nn) and SECTION 8(oo) shall survive indefinitely; and

(ii)	the representations and warranties of the Corporation contained in SECTION 8(ee) and SECTION 8(ff) shall survive for a period of 60 days following the expiration of the associated statutory period.

The Corporation’s and the Purchaser’s warranties and representations shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Corporation or the Purchaser.

(b)	Indemnification

(i)

The Corporation agrees to indemnify and hold harmless the Purchaser, its Affiliates, each of their officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (A) any breach or default in the performance by the Corporation of any covenant or agreement made by the Corporation in this Agreement or in any of the Transaction Documents, (B) any breach of warranty or representation made by the Corporation in this Agreement or in any of the Transaction Documents, and (C) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incidental to any of the foregoing.

(ii)

The Purchaser agrees to indemnify and hold harmless the Corporation, its Affiliates, each of their officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (A) any breach or default in the performance by the Purchaser of any covenant or agreement made by the Purchaser in this Agreement or in any of the Transaction Documents, (B) any breach of warranty or representation made by the Purchaser in this Agreement or in any of the Transaction Documents, and (C) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incidental to any of the foregoing.

(c)        Indemnity Procedure. A Party agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other Party claiming indemnity is referred to as the “Indemnified Party.” An Indemnified Party under this Agreement shall, with respect to claims asserted against such Party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within 60 Business Days of the receipt of any written claim from any such third party, but not later than 20 days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least 15 days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named Parties to any proceeding include both Parties or representation of both Parties by the same counsel would be inappropriate due to conflicts of interest or otherwise. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim. The Parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the Parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(d)        With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

SECTION 19 TAX

The Purchaser represents and warrants that the Purchaser is and will remain a resident of the United States and a “qualifying person” for purposes of the Canada-US Income Tax Convention (1980), as amended (the “US Tax Treaty”), and the Purchaser shall complete, sign and deliver to the Corporation, as soon as possible but in any case no later than 30 days prior to the first payment of interest due under the Senior Secured Notes, Canada Revenue Agency Forms NR 301 and NR 302 and such other documents as may be required to confirm the entitlement of the Purchaser to the benefits of Article XI(i) of the US Tax Treaty.

SECTION 20 ENTIRE AGREEMENT

This Subscription Agreement and the other Transaction Documents and any and all other documents ancillary thereto and executed and delivered in connection therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank.]

ACCEPTANCE AND AGREEMENT

The above-mentioned Subscription Agreement is hereby accepted and agreed to by CARDERO RESOURCE CORP.

DATED at Vancouver, the • day of August, 2013.

CARDERO RESOURCE CORP.

By:
Name:
Authorized Signing Officer

The undersigned hereby acknowledges and confirms the provisions of the above-mentioned Subscription Agreement with effect as of the date first referred to above.

CARDERO COAL LTD.

By:
Name:
Title:
Authorized Signing Officer

EXHIBIT "A"
DEFINED TERMS

Unless otherwise defined herein, the following terms used in the Subscription Agreement have the following meanings:

(a)        “Affiliate” has the meaning attributed to that term in the TSX Company Manual;

(b)        “Associate” has the meaning attributed to that term in the TSX Company Manual;

(c)        “Authorization” means any authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration;

(d)        “BMO” means Bank of Montreal;

(e)        “BMO Mastercard” means the corporate credit card issued to the Guarantor by BMO having a credit limit of $25,000;

(f)        “BMO Security” means the $28,750 cash collateral guaranteed investment certificate pledged by the Borrower as security to BMO to secure the advances made pursuant to the BMO Mastercard;

(g)        “Business Day” means a day other than a Saturday, Sunday or any other day on which Canadian chartered banks located in the City of Vancouver, Province of British Columbia are not open for business;

(h)        “Carbon Creek Joint Venture Agreement” means the Carbon Creek joint venture agreement dated as of June 15, 2010, between Carbon Creek Partnership and the Guarantor (formerly Coalhunter Mining Corporation), as amended by a letter agreement dated December 22, 2010 and an amending agreement made April 14, 2011;

(i)         “Carbon Creek Partnership” means Carbon Creek Partnership, a general partnership formed under the laws of the Province of Alberta on June 15, 2010, between P. Burns Carbon Creek Coal Corporation and P. Burns Partners Limited, registered under no. PT15425069, having an office at [Redacted];

(j)         “Carbon Mountain” means Carbon Mountain Drilling & Water Services Ltd.;

(k)        “Carbon Mountain Claim” means the notice of civil claim brought by Carbon Mountain in the Supreme Court of British Columbia against the Borrower alleging indebtedness, failure to compensate or breach of contract in connection with surface drilling and coring services supplied by Carbon Mountain to the Borrower and seeking relief in the amount of $770,393.48 plus damages, interests and costs;

(l)         “Cardero Parties” means, together, the Corporation, the Guarantor and each of their respective direct and indirect Subsidiaries and “Cardero Party” means either one of them;

(m)	“Change of Control” has the meaning ascribed thereto in the Note;

(n)	“Closing” has the meaning attributed thereto in SECTION 4;

(o)	“Closing Date” has the meaning ascribed thereto in SECTION 4;

(p)	“Closing Time” has the meaning ascribed thereto in SECTION 4;

(q)	“Coal Licenses” has the meaning ascribed thereto in the Note;

(r)	“Common Shares” means the common shares in the capital of the Corporation;

(s)	“Constating Documents” means:

(i)	with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar documents and its by-laws; and

(ii)	with respect to any other Person which is not a natural person, whether with or without legal personality, the organization and governance documents of such Person,

in each case as amended or supplemented from time to time;

(t)        “Corporation” means Cardero Resource Corp. or its successors and assigns;

(u)        “Disclosure Record” means all information circulars, prospectuses (including preliminary prospectuses), annual information forms, offering memoranda, financial statements, technical reports, material change reports and news releases filed with the Exchanges and all securities regulatory authorities in each Reporting Jurisdiction on or during the 12 months preceding the date hereof;

(v)        “Debt” has the meaning ascribed thereto in the Note;

(w)        “Environmental Law” means all applicable federal, provincial, state, municipal or local statutes, regulations, by-laws, permits, licences, approvals, consents, authorizations, certificates, orders or rules, and any policies or guidelines of any governmental or regulatory body or agency, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods and occupational health and safety whatsoever;

(x)        “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(y)        “Exchanges” means the TSX and the NYSE MKT;

(z)        “Governmental Authority” shall mean any supranational, national, federal, state, provincial, regional, tribal, provincial, local or municipal administrative, judicial, legislative, executive, regulatory, police or taxing government or governmental or quasi-governmental authority of any nature, including any agency, branch, bureau, department, commission, official or entity, or any court, arbitrator or other tribunal, whether domestic or foreign;

(aa)      “Guarantee” has the meaning ascribed thereto in the Note;

(bb)      “Guarantor” has the meaning ascribed thereto in the Note;

(cc)      “Hazardous Material” means (i) any petroleum or petroleum products, asbestos in any form or condition, urea, formaldehyde foam insulation and polychlorinated biphenyls (PCBs), (ii) any other chemicals, materials, substances or wastes that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (iii) any other chemicals, materials, substances or wastes, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law;

(dd)      “IFRS” has the meaning ascribed thereto in the Note;

(ee)      “Investments” shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any stock, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement;

(ff)       “John Deere Lease” has the meaning ascribed thereto in the Note;

(gg)      “Laws” shall mean all federal, state, provincial or local or foreign laws, constitutions, statutes, codes, rules, common law, regulations, ordinances, executive orders, decrees or edicts (to the extent such edicts have the force of law) by a Governmental Authority, including without limitation Securities Laws;

(hh)      “Luxor” means collectively, Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and OC 19 Master Fund, L.P. – LCG;

(ii)       “Luxor Demand” means the demands for payment dated July 24, 2013 and delivered to the Corporation, and to the Guarantor pursuant to the Luxor Guarantee, with respect to the outstanding indebtedness owned under the Luxor Notes, and the accompanying notice of intention to enforce a security issued under section 244 of the Bankruptcy and Insolvency Act (Canada);

(jj)      “Luxor Guarantee” means the guarantee date April 22, 2013 between the Guarantor and Luxor pursuant to which, among other things, the Guarantor guaranteed the obligations of the Corporation under the Luxor Notes;

(kk)      “Luxor Notes” means the senior secured notes of the Corporation dated April 22, 2013 issued to Luxor having an aggregate principal amount of $5,500,000;

(ll)       “Luxor Subscription Agreements” mean the subscription agreements entered into between Luxor and the Corporation dated April 22, 2013 for the purchase of the Luxor Notes;

(mm)    “Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on:

(i)	the business, operations, results of operations, assets, liabilities, condition (financial or otherwise) of the Project or any Cardero Party;

(ii)	the ability of any Cardero Party to observe or perform its obligations under this Subscription Agreement or any of the other Transaction Documents in accordance with the terms hereof and thereof;

(iii)	the validity or enforceability of this Subscription Agreement or any other Transaction Document;

(iv)	any rights or remedies of the Purchaser under this Subscription Agreement or any other Transaction Document; or

(v)	the priority or ranking of any Security Interest granted pursuant to the Security Documents or any of the rights or remedies of the holders of the Senior Secured Notes thereunder;

(nn)      “NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;

(oo)      “Note” means the Senior Secured Note of the Corporation purchased by the Purchaser in the form of Exhibit “B”;

(pp)      “NYSE MKT” means NYSE MKT LLC;

(qq)      “Obligations” has the meaning ascribed thereto in the Note;

(rr)      “Peace River Coal Lease” means the coal lease made as of June 15, 2010 granted by Peace River Partnership in favour of the Borrower pursuant to the terms of the Peace River Coal Lease Option Agreement;

(ss)      “Peace River Coal Lease Option Agreement” means the coal lease option agreement dated as of June 15, 2010 between Peace River Partnership and the Borrower (formerly Coalhunter Mining Corporation), as amended by letter agreement dated December 22, 2010;

(tt)        “Peace River Lands” means the fee simple lands and undersurface rights situated in the Peace River District of the Province of British Columbia, registered in the name of P. Burns Peace River Resources Corporation and beneficially owned by the Peace River Partnership more particularly described in Exhibit “C” hereto;

(uu)      “Peace River Partnership” means Peace River Partnership, a general partnership formed under the laws of the Province of Alberta on June 15, 2012, between P. Burns Peace River Resources Corporation and P. Burns Partners Limited, registered under no. PT15424963, having an office at [Redacted];

(vv)      “Permitted Debt” has the meaning ascribed thereto in the Note;

(ww)      “Permitted Encumbrances” has the meaning ascribed thereto in the Note;

(xx)        “Person” has the meaning ascribed thereto in the Note;

(yy)       “Prefeasibility Study” means the technical report dated November 6, 2012, prepared in accordance with NI 43-101 and entitled “Technical Report – Prefeasibility Study of the Carbon Creek Coal Property, British Columbia, Canada” by Larry Messinger, John Lewis and Larry Henchel of Norwest Corporation as filed on SEDAR on November 7, 2012;

(zz)       “Project” has the meaning ascribed thereto in the Note;

(aaa)     “Purchaser” means Kopple Family Partnership, L.P. or its successors and assigns;

(bbb)    “Reporting Jurisdictions” means all of the jurisdictions in Canada in which the Corporation is a “reporting issuer” (being, as of the date hereof, British Columbia, Alberta and Ontario);

(ccc)    “Securities Act” shall mean the U.S. Securities Act of 1933, as amended; (ddd) “Securities Laws” has the meaning ascribed thereto in SECTION 8; (eee) “Security Documents” has the meaning ascribed thereto in the Note;

(fff)    “Security Interest” means any security interest, assignment by way of security, mortgage, charge (whether fixed or floating), hypothec, deposit arrangement, pledge, lien, encumbrance, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing);

(ggg)    “Senior Secured Notes” has the meaning ascribed thereto in the Note;

(hhh)     “Subsidiaries” and “Subsidiary” have the meanings ascribed thereto in the Note;

(iii)        “Transaction Documents” has the meaning ascribed thereto in the Note;

(jjj)        “TSX” means the Toronto Stock Exchange;

(kkk)     “Warrant Certificate” means the certificate representing the Warrants; and

(lll)        “Warrants” has the meaning attributed thereto in SECTION 2.

EXHIBIT "B"
FORM OF SENIOR SECURED NOTE

EXHIBIT "C"
PEACE RIVER LANDS

A.         FEE SIMPLE LANDS

	Legal Description:	Crown Grant Document Number:

1.	Parcel Identifier: 016-907-361, District Lot 319, Peace River District, except Plans PGP 35925 and PGP 40024	8212/953

2.	Parcel Identifier: 016-907-621, District Lot 320, Peace River District, except Plans PGP 35925 and PGP 40024	8213/953

3.	Parcel Identifier: 016-908-562, District Lot 321, Peace River District, except Plans PGP 35924 and PGP 35925	8214/953

4.	Parcel Identifier: 016-909-119, District Lot 322, Peace River District, except Plans PGP 35925 and PGP 40024	8215/953

5.	Parcel Identifier: 007-846-762, District Lot 323, Peace River District, except Plans PGP 40023	9185/962

6.	Parcel Identifier: 016-909-194, District Lot 324, Peace River District, except Plans PGP 35923 and PGP 40023	9187/962

7.	Parcel Identifier: 016-909-216, District Lot 325, Peace River District, except Plans PGP 35923, PGP 35925, PGP 40022 and PGP 40023	8216/953

8.	Parcel Identifier: 007-846-827, District Lot 326, Peace River District	8217/953

9.	Parcel Identifier: 006-566-847, District Lot 327, Peace River District	9186/962

10.	Parcel Identifier: 007-846-835, District Lot 328, Peace River District	8218/953

B.         UNDERSURFACE RIGHTS

Undersurface	Parcel Identifier	Legal Description
Rights Reg.No.	No.

PG6990	018-141-633	That part of DL 325 Peace River District as shown on Plan PGP35925

PG6993	018-141-641	That part of DL 325 Peace River District as shown on Plan PGP35923

PG6995	018-141-650	That part of DL 322 Peace River District as shown on Plan PGP35925

PG6997	018-141-676	That part of DL 320 Peace River District as shown on Plan PGP35925

PG7000	018-141-668	That part of DL 319 Peace River District as shown on Plan PGP35925

PG7002	018-141-684	That part of DL 321 Peace River District as shown on Plan PGP35924

PG7005	018-141-692	That part of DL 321 Peace River District as shown on Plan PGP35925

PG7007	018-141-706	That part of DL 324 Peace River District as shown on Plan PGP35923

PG7010	018-141-714	That part of DL 324 Peace River District as shown on Plan PGP35925

PK28804	023-492-198	Pcl 1 DL 325 Peace River District Plan PGP40022

PK28805	023-492-589	Pcl 3 DL 325 Peace River District Plan PGP40023

PK28806	023-492-546	Pcl 1 DL 323 Peace River District Plan PGP40023

PK28807	023-492-571	Pcl 2 DL 324 Peace River District Plan PGP40023

PK28808	023-492-058	Pcl 1 DL 319 Peace River District Plan PGP40024

PK28809	023-492-066	Pcl 2 DL 320 Peace River District Plan PGP40024

PK28810	023-492-074	Pcl 3 DL 322 Peace River District Plan PGP40024